Exhibit 5.1

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 T: 305 374 5600 F: 305 374 5095

January 10, 2018

Cogint, Inc.

2650 North Military Trail

Suite 300

Boca Raton, Florida 33431

Re: Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cogint, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated January 10, 2018 (the “Agreement”) by and between the Company and the investors signatories thereto (the “Investors”), relating to the sale by the Company to the Investors of 2,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.0005 per share (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.    Certificate of Incorporation of the Company, as amended;

2.    Bylaws of the Company, as amended;

3.    The Agreement;

4.    Registration Statement on Form S-3 (Registration No. 333-205614) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 10, 2015 (as such registration statement became effective on July 21, 2015, the “Registration Statement”) pursuant to the Securities Act;

5.    The draft prospectus supplement to be filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated July 21, 2015;

6.    Written consent of the Board of Directors of the Company dated January 10, 2018 approving the Agreement; and

7.    Minutes of a meeting of the Pricing Committee of the Board of Directors held on January 10, 2018 approving the final pricing terms and the number of shares of Common Stock to be issued pursuant to the Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Cogint, Inc.

January 10, 2018

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been delivered to and paid for by the Investors as contemplated by the Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ AKERMAN LLP